Exhibit 99.1

Farmer Bros. Board Declares Dividend

Announces 2010 Annual Stockholders Meeting and Adds to Executive Management

TORRANCE, Calif.—(BUSINESS WIRE)—Sep. 1, 2010— Farmer Bros. Co. (Nasdaq: FARM) (the “Company”) announced that on August 26, 2010 its Board of Directors declared a regular dividend of $0.115 per share, payable on November 8, 2010 to shareholders of record on October 22, 2010. The Company’s Board of Directors also announced that the 2010 Annual Stockholders Meeting is scheduled to be held on Thursday, December 9, 2010 at the Company’s headquarters in Torrance, California and shareholders of record as of October 15, 2010 would be eligible to vote at this meeting.

On August 26, 2010, the Company’s Board of Directors designated Mark A. Harding, Senior Vice President of Operations, as an executive officer of the Company. Reporting directly to Roger M. Laverty, the CEO, Mr. Harding’s responsibilities include route sales, branch operations, warehousing, transportation, manufacturing, fleet operations, purchasing, the National Equipment Service Organization, and Brewmatic refurbishment centers. Mr. Harding has served as Senior Vice President of Operations since March 2010.

Mr. Harding, age 50, joined the Company in March 2008 as Vice President of Operations, responsible for warehousing, transportation, manufacturing, fleet operations, purchasing and Brewmatic manufacturing. Prior to joining the Company, Mr. Harding was Vice President of Operations of Intercontinental Art, Inc., a producer and importer of home decor, from March 2002 to March 2008, where his responsibilities included warehousing, transportation, quality control, domestic manufacturing and China manufacturing. Mr. Harding attended University of Phoenix, where he received his B.A. in Business Administration.

About Farmer Bros. Co.

Farmer Bros. Co. is a leading national direct-store delivery business for coffee, tea and culinary products. It offers thousands of items under a broad portfolio of recognized brands, including roasted coffees, cappuccinos and cocoas; assorted hot and iced teas; spices and seasoning blends; salad dressings, sauces and soup bases. Its product lines and services are specifically focused on the needs of its customers: foodservice establishments including restaurants, hotels, casinos, and non-commercial foodservice providers, as well as retailers such as convenience stores, coffee houses, and general merchandisers. It also provides private-label coffee programs to retailers through Coffee Bean Intl., one of the nation’s leading specialty coffee roasters. Farmer Bros. has paid a dividend in every year since 1953, and its stock price has risen on a split-adjusted basis from $1.80 per share in 1980. For more information, go to:www.farmerbros.com.

Source: Farmer Bros. Co.

Jeffrey Wahba (310) 787-5241